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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Exponent, Inc.:

We consent to incorporation herein by reference of our report dated January 26, 1999, relating to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of January 1, 1999 and January 2, 1998, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended January 1, 1999, and the related schedule, which report appears in the January 1, 1999, annual report on Form 10-K of Exponent, Inc.

KPMG LLP

/s/ KPMG LLP

Mountain View, California
March 3, 2000